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                                                                     EXHIBIT 8.1

                                ALSTON&BIRD LLP
                          601 Pennsylvania Avenue, NW
                           North Building, 10th Floor
                           Washington, DC 20004-2601

                                  202-756-3300
                               Fax: 202-756-3333
                                 www.alston.com



                                  May 3, 2002


Salomon Smith Barney Inc.
Raymond James & Associates, Inc.
As Representatives of the several Underwriters
c/o Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013


         Re:   IRT Property Company - Offering of 3,000,000 shares of
               Common Stock


Ladies and Gentlemen:

         This opinion is given in our capacity as counsel to IRT Property Company (the "Company") in connection with the public offering (the "Offering") of 3,000,000 shares of its common stock, par value $1.00 per share (the "Securities"). This opinion is furnished to you pursuant to Section 6(b) of the Underwriting Agreement, dated as of April 29, 2002 (as amended and supplemented, the "Underwriting Agreement"), by and among the Company and each of Salomon Smith Barney Inc. and Raymond James & Associates, Inc., as Representatives to the several underwriters (the "Underwriters") named on
Schedule II thereto, relating to the Offering. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Underwriting Agreement. The Securities have been registered under the Company's Registration Statement on Form S-3 (File No. 333-53638) (the "Registration Statement"), and will be offered by the Prospectus, dated as of January 23, 2001, included in the Registration Statement and the related Prospectus Supplement, dated April 29, 2002 (collectively, the Prospectus, Prospectus Supplement, and any documents incorporated therein by reference are called the "Prospectus") all of which have been filed pursuant to Securities and Exchange Commission Rule 424(b) with respect to the Securities. The Company has requested that we provide you with an opinion concerning certain of the federal income tax consequences to the Company of its election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and related matters.

         In the preparation of this opinion, we have examined such documents as we have deemed appropriate, including (but not limited to) (i) the Prospectus,
(ii) the Company's Forms 10-Q for the quarters ended March 31, 1997, through September 30, 2000, (iii) the Company's Forms 10-K for the years ended December 31, 1997 through 2000, (iv) the


     One Atlantic Center          Bank of America Plaza            90 Park Avenue           3605 Glenwood Avenue
 1201 West Peachtree Street      101 South Tryon Street,         New York, NY 10016              Suite 310
   Atlanta, GA 30309-3424              Suite 4000                   212-210-9400           Raleigh, NC 27612-4957
        404-881-7000             Charlotte, NC 28280-4000         Fax: 212-210-9444             919-420-2200
      Fax: 404-881-4777                704-444-1000                                          Fax: 919-420-2260
                                    Fax: 704-444-1111


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Salomon Smith Barney Inc.
Raymond James & Associates, Inc.
May 3, 2002
Page 2


Company's Forms 10-K/A for the year ended
December 31, 2001, (v) the Company's Schedules 13G for the years ended December 31, 1997 through 2001, (vi) the amendments to the Company's Articles of Incorporation, and (vii) the Company's U.S. federal income tax returns for the years ended December 31, 1997 through 2000 and certain other tax filings. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

         We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including representations to us in an officer's certificate (the "Certificate"). We have assumed, with your consent, that the representations set forth in the Certificate are true, accurate, and complete as of the date hereof, and we have not attempted to verify such representations independently.

         Except as specifically otherwise identified, we are opining herein with respect to only the federal income tax laws of the United States and we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1997 through 2000, and the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that ended December 31, 2001, and for the taxable year that will end December 31, 2002. With respect to 2001 and 2002, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. The Company has not yet filed its tax return for its taxable year that ended December 31, 2001, and, as a result, it is not possible to assure that the Company satisfied the requirements to be a REIT during such taxable year. The Company's satisfaction of these requirements for the taxable year that will end December 31, 2002, will depend upon future events including the final determination of financial and operational results and, as a result, it is not possible to assure that the Company will satisfy the requirements to be a REIT during such taxable year. Notwithstanding the foregoing, nothing has come to our attention that would indicate the Company (i) has not satisfied such requirements


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Salomon Smith Barney Inc.
Raymond James & Associates, Inc.
May 3, 2002
Page 3


         for the taxable year that ended December 31, 2001, or (ii) will not be able to satisfy such requirements for the taxable year that will end December 31, 2002.

                  2. Each entity identified on Exhibit A hereto (i) either qualifies as a partnership for federal and Georgia state income tax purposes or as a "qualified REIT subsidiary" within the meaning of
         Section 856(i) of the Code or (ii) qualifies to be disregarded as an entity separate from the Company or one of its subsidiaries for federal and Georgia state income tax purposes.

         The opinion expressed herein is given as of the date hereof and is based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted below, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. After reasonable inquiry, however, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Where the factual representations in the Certificate involve terms defined in the Code and the Treasury Regulations, we have explained such terms to the Company's representative and are satisfied that such representative understands such terms and is capable of making such factual representations. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences to the Company or any other person.

         This opinion is furnished by us to you as the Underwriters solely for purposes of the transaction contemplated by the Underwriting Agreement, and neither you nor any other person may rely on this opinion for any other reason. No opinions other than those expressly contained herein may be inferred or implied. This opinion may not be reproduced, circulated, quoted, or relied upon by anyone else without our prior written consent. We have no obligation to update this opinion.


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Salomon Smith Barney Inc.
Raymond James & Associates, Inc.
May 3, 2002
Page 4


         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus Supplement constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    ALSTON & BIRD LLP


                                    By:      /s/ James Croker
                                       ----------------------------------------


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                                   EXHIBIT A


VW Mall, Inc.

IRT Management Company

IRT Alabama, Inc.

IRT Partners L.P.

IRT MacLand Pointe, LLC

IRT Heritage Walk, LLC

IRT Coral Springs, LLC

IRT Parkwest Crossing, LLC